     As filed with the Securities and Exchange Commission on June 26, 1996

                                                               File No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                      EQUITY RESIDENTIAL PROPERTIES TRUST
             (Exact name of Registrant as specified in its charter)

               Maryland                                 36-3877868
   (State or other jurisdiction of          (I.R.S. Employer Identification No.)
    Incorporation of Organization)

 Two North Riverside Plaza, Suite 450, Chicago, Illinois 60606 (312) 474-1300
                    (Address of Principal Executive Offices)

                      EQUITY RESIDENTIAL PROPERTIES TRUST
       SECOND AMENDED AND RESTATED 1993 SHARE OPTION AND SHARE AWARD PLAN
                            (Full Title of the Plan)

                               Douglas Crocker II
                     President and Chief Executive Officer
                      Two North Riverside Plaza, Suite 450
                            Chicago, Illinois 60606
                    (Name and Address of Agent for Service)

                                 (312) 474-1300
         (Telephone Number, Including Area Code, of Agent for Service)

                                   Copies to:
                            Sheli Z. Rosenberg, Esq.
                           Ruth Pinkham Haring, Esq.
                         Rosenberg & Liebentritt, P.C.
                     Two North Riverside Plaza, Suite 1515
                            Chicago, Illinois 60606

                        CALCULATION OF REGISTRATION FEE

 =================================================================================================================
                                                          Proposed Maximum    Proposed Maximum
                                          Amount to be     Aggregate Price       Aggregate          Amount of
 Title of Securities to be Registered      Registered       Per Share (1)    Offering Price (1)  Registration Fee
- -----------------------------------------------------------------------------------------------------------------
Common Shares of Beneficial Interest,
$.01 par value ......................      3,600,000(2)         $32.875          $65,750,000       $ 22,672.58(2)
=================================================================================================================

(1) Estimated solely for purposes of calculating the amount of the registration fee based upon the average high and low prices reported for such shares on the New York Stock Exchange on June 19, 1996, pursuant to Rule 457(h)(1).

(2) 1,600,000 Common Shares of Beneficial Interest of the Registrant (the "Common Shares") have previously been registered with the Securities and Exchange Commission pursuant to an effective Registration Statement on Form S-8. The amount of the registration fee, therefore, relates to only those additional 2,000,000 Common Shares being registered pursuant hereto.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

     The following documents, which have heretofore been filed by the Registrant with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Registration Statement and shall be deemed to be a part hereof:

     (a) Annual Report on Form 10-K for the year ended December 31, 1995;

     (b) Quarterly Report on Form 10-Q for the quarterly period ending March 31, 1994;

     (c) Current Reports on Form 8-K dated September 21, 1995 (as amended by Forms 8-K/A filed on October 25, 1995 and October 30, 1995, respectively), January 22, 1996, January 25, 1996, February 5, 1996, March 1, 1996, May 15,
1996, May 23, 1996 and May 24, 1996 and the Company's Current Report on Form 8-K/A dated March 1, 1996; and

     (d) Report on Form 8-A dated June 25, 1994 (File No. 1-12252).

     All documents subsequently filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Sheli Z. Rosenberg, the Chairman of the Board of Rosenberg & Liebentritt, P.C., is a trustee of the Company. The Company incurred legal fees to Rosenberg & Liebentritt, P.C. of approximately $1.031 million in 1995 and, through May 31, 1996, approximately $250,000 in 1996. Attorneys for Rosenberg & Liebentritt, P.C. beneficially own less than 1% of the outstanding Common Shares, either directly or upon the exercise of options.

Item 6. Indemnification of Directors and Officers.

     Under Maryland law, a real estate investment trust formed in Maryland is permitted to eliminate, by provision in its declaration of trust, the liability of trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) acts or omissions established by a final judgment as involving active and deliberate dishonesty and being material to the matter giving rise to the proceeding. The Registrant's declaration of trust includes such a provision eliminating such liability to the maximum extent permitted by Maryland law.

     The Maryland REIT Law, effective October 1, 1994, permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporate Law ("MGCL") for directors and officers of Maryland corporations. In accordance with the MGCL, the Registrant's bylaws require it to indemnify (a) any present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Registrant's express request who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, (b) any present or former trustee or officer or any individual who, while a trustee or officer served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Registrant's express request against any claim or liability to which he may become subject by reason of service in such capacity unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (c) any present or former shareholder against any claim or liability to which he may become subject by reason of such status. In addition, the Registrant's bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Registrant's express request made a party to a proceeding by reason of such status, provided that, in the case of a trustee or officer, the Registrant shall have received (1) a written affirmation by such person of his good faith belief that he has met the standard of conduct necessary for indemnification by the Registrant as authorized by the bylaws and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Registrant if it shall ultimately be determined that the applicable standard of conduct was not met. The Registrant's bylaws also
     (x) permit the Registrant to provide indemnification or payment or reimbursement of expenses to a present or former trustee, officer or shareholder who served a predecessor of the Registrant and to any employee or agent of the Registrant or a predecessor of the Registrant (y) provide that any indemnification or payment or reimbursement of the expenses permitted by the bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the MGCL for directors of Maryland corporations and (z) permit the Registrant to provide to the trustees and officers such other and further indemnification or payment or reimbursement of expenses to the fullest extent permitted by Section 2-418 of the MGCL for directors of Maryland corporations.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to trustees and officers of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

          The partnership agreements of the Operating Partnership, of which the Registrant is the general partner, and Equity Residential Properties Management Limited Partnership (the "Management Partnership") of which the Operating Partnership is general partner, also provide for indemnification of the Registrant and its officers and trustees to the same extent indemnification is provided to officers and trustees of the Registrant in its declaration of trust, and limit the liability of the Registrant and its officers and trustees to the Operating Partnership and the Management Partnership and their respective partners to the same extent the liability of the officers and trustees of the Registrant to the Registrant and its shareholders is limited under the Registrant's declaration of trust.

     Item 7.  Exemption from Registration Claimed.

          Not applicable.

     Item 8.  Exhibits.

          See Exhibit Index which is incorporated herein by reference.

     Item 9.  Undertakings.

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of Offered Shares (if the total dollar value of Offered Shares would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

          provided, however, that subparagraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Offered Shares offered herein, and the offering of such Offered Shares at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the Offered Shares being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
     Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Offered Shares offered herein, and the offering of such Offered Shares at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a trustee, officer or controlling person of the registrant against liabilities arising under the Securities Act of 1933, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on June 26, 1996.

                   EQUITY RESIDENTIAL PROPERTIES TRUST

                   By:    /s/ Douglas Crocker II
                          ------------------------------------------------------
                          Douglas Crocker II, President, Chief Executive Officer and Trustee

                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Douglas Crocker II and Sheli Z. Rosenberg, or either of them, his attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith or in connection with the registration of the Securities under the Exchange Act, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


Name                                        Title                      Date
- ---------------------------  ------------------------------------  -------------

/s/ Samuel Zell              Chairman of the Board of Trustees     June 26, 1996
- ---------------------------
Samuel Zell

/s/ Douglas Crocker II       President, Chief Executive Officer    June 26, 1996
- ---------------------------  and Trustee
Douglas Crocker II

/s/ David J. Neithercut      Executive Vice President and Chief    June 26, 1996
- ---------------------------  Financial Officer
David J. Neithercut

/s/ Michael J. McHugh        Senior Vice President, Chief          June 26, 1996
- ---------------------------  Accounting Officer and Treasurer
Michael J. McHugh

/s/ Gerald A. Spector        Trustee                               June 26, 1996
- ---------------------------
Gerald A. Spector

                             Trustee                               June 26, 1996
- ---------------------------
Sheli Z. Rosenberg

/s/ James D. Harper, Jr.     Trustee                               June 26, 1996
- ---------------------------
James D. Harper, Jr.

/s/ Errol R. Halperin        Trustee                               June 26, 1996
- ---------------------------
Errol R. Halperin

/s/ John Alexander           Trustee                               June 26, 1996
- ---------------------------
John Alexander

/s/ Barry S. Sternlicht      Trustee                               June 26, 1996
- ---------------------------
Barry S. Sternlicht

/s/ B. Joseph White          Trustee                               June 26, 1996
- ---------------------------
B. Joseph White

/s/ Henry H. Goldberg        Trustee                               June 26, 1996
- ---------------------------
Henry H. Goldberg


                                 EXHIBIT INDEX
                                 -------------

          Exhibit                             Exhibit
          Number                            Description
          -------                           -----------

          4.1                 *   Amended and Restated
                                  Declaration of Trust, as amended

          4.2                **   Amended and Restated Bylaws

          4.3                ***  Form of Equity Residential Properties
                                  Trust Second Amended and
                                  Restated 1993 Share Option and
                                  Share Award Plan

          5                       Opinion of Rosenberg &
                                  Liebentritt, P.C.

          23.1                    Consent of Grant Thornton LLP

          23.2                    Consent of Ernst & Young LLP

          23.3                    Consent of Rosenberg &
                                  Liebentritt, P.C. (included in
                                  Exhibit 5)

          24                      Power of Attorney (filed as
                                  part of the signature page to
                                  the Registration Statement)


- ---------------------------
* Included as an exhibit to the Registrant's Form 10-Q for the six and three month periods ended June 30, 1995, and incorporated herein by reference.

** Included as an exhibit to the Registrant's Form S-11 Registration Statement, File No. 33-63158, and incorporated herein by reference.

*** Included as Exhibit B to the Registrant's Proxy Statement relating to the Registrant's 1996 Annual Meeting of Shareholders, File No. 1-12252.